Exhibit 10.2
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EOG RESOURCES, INC.
STOCK OPTION AGREEMENT
GRANTEE: [NAME] [EMPLOYEE ID]
Congratulations! You have been granted Options to purchase shares of $0.01 par value common stock of EOG Resources, Inc. (“Stock”) as follows:

Date of Grant	[GRANT DATE]
Total Number of Options Granted	[# SHARES]
Grant Price per Option	[GRANT PRICE]
This Grant of Options is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”), which is hereby made a part of this Grant Agreement. A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the “Company”). All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan.
The Compensation Committee of the Board of Directors of the Company pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Grant of Options that is exercisable in accordance with the vesting schedule and terms set forth below.
Assuming your continuous employment with the Company or an Affiliate, this Grant of Options will become vested in 25% increments beginning one year from the Date of Grant and on each of the next three anniversaries of the Date of Grant and will be exercisable after vesting until canceled as noted in the paragraphs below. To the extent vested, this Grant of Options may be exercised in whole or in part until it terminates. To the extent that the exercise of the Grant of Options results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company or an Affiliate has a withholding obligation, the Company or Affiliate is authorized to withhold any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.
You must exercise this Grant of Options through the Company’s designated broker, UBS Financial Services, Inc. (“UBS”) by accessing its website at [          ] or by calling [         ]. You will be notified if the designated broker is changed. If you have been notified that you must consult with a member of the Company’s Legal Department prior to engaging in Stock transactions, you must consult with the Legal Department prior to exercising this Grant of Options.
If your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service with the Company, the unvested portion of the Grant of Options shall become 100% vested on the date of such event. If your employment with the Company or an Affiliate terminates due to a Company-approved Retirement prior to age 62 with at least five years of service with the Company (which shall include your entering into a six-month non-competition agreement with the Company), the unvested portion of this Grant of Options shall become 100% vested six months following the effective date of such Retirement, provided that all provisions of the non-competition agreement are satisfied. Upon a Change in Control of the Company, the unvested portion of this Grant of Options shall become 100% vested as described in Article XIII of the Plan.
This Grant of Options is not transferable by you other than pursuant to Section 4.3 of the Plan, and may be exercised only by you during your lifetime and while you remain employed by the Company or an Affiliate, except that to the extent not exercised: (a) if your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service with the Company, you, your estate or the person who acquires this Grant by bequest or inheritance by reason of your death may exercise Options under this Grant at any time during the 24-month period following the date of such event in full; (b) if your employment with the Company or an Affiliate terminates voluntarily prior to age 62 and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, you may exercise Options under this Grant at any time during the 24-month period following the date of such Retirement up to the number of vested exercisable Options you are entitled to in this Grant Agreement as of the date of exercise, provided that you do not violate the provisions of your non-competition agreement, in which case, the unvested portion of this Grant will be canceled on the date the Company determines that you violated the provisions of your non-competition agreement; (c) if your employment with the Company or an Affiliate terminates due to Involuntary Termination for any reason other than death, Retirement or Disability, you may exercise Options under this Grant at any time during the 90-day period following the date of such event, up to the number of vested exercisable Options you are entitled to in this Grant Agreement as of the date of such event resulting in your termination; (d) if your employment with the Company or an Affiliate terminates voluntarily for any reason other than death, Disability, Retirement after attaining age 62 with at least five years of service with the Company, or Company-approved Retirement prior to age 62 with at least five years of service with the Company, you may exercise Options under this Grant at any time during the 30-day period following the date of such event, up to the number of vested exercisable Options you are entitled to in this Grant Agreement as of the date of such event resulting in your termination; and (e) if your employment with the Company or an Affiliate is terminated for Cause, this Grant will be canceled on the date of your termination of employment. If your employment with the Company or an Affiliate terminates for any reason other than the events stated above, this Grant will be canceled on the date of your termination of employment.
Each Option granted is for one share of Stock. This Grant shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
Notwithstanding any other provision in this Agreement, in no event may these Options be exercised after the seventh anniversary of the Date of Grant.